CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
-----------------------------------------

As independent public accountants, we hereby consent to the use in this Form N-14 filing of our auditors reports on the financial statements of the Short Term Government Income Fund, the Institutional Government Income Fund, the Intermediate Term Government Income Fund, the Adjustable Rate U.S. Government Securities Fund, the Intermediate Bond Fund, and the Money Market Fund of Countrywide Investment Trust dated October 27, 1999 and to all references to our Firm included in or made a part of this Pre-Effective Amendment No. 1 Form N-14 filing.


                                                         /s/ Arthur Andersen LLP
                                                             ARTHUR ANDERSEN LLP

Cincinnati, Ohio,
 March 28, 2000